EXHIBIT 99.1


CHINA ENERGY SAVINGS TECHNOLOGY FILED APPLICATION TO LIST ITS COMMON STOCK ON NASDAQ

Hong Kong, China - December 2, 2004, the Board of Directors of China Energy Savings Technology, Inc (OTCBB: CESV) is pleased to announce it filed a listing application with the NASDAQ National Market on December 2, 2004 to move from the OTC Bulletin Board to the NASDAQ National Market.


ABOUT CHINA ENERGY SAVINGS TECHNOLOGY, INC.:

The company is engaged in the manufacturing and sales of advanced technology energy-saving products in the PRC. According to the test reports by various PRC authorities including National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Shenzhen Dicken Group have the energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway Group mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

Website: www.cesv-inc.com

Email: contactus@cesv-inc.com


SAFE HARBOR STATEMENT:

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

Contact Information:
John Roskelley, President, First Global Media, 480.902-3110